Exhibit 99.1

CIT Declares Dividends

NEW YORK — April 21, 2021 — CIT Group Inc. (NYSE: CIT) today announced that its board of directors has declared a quarterly cash dividend of $0.35 per common share on its outstanding common stock. The common stock dividend is payable on May 21, 2021 to common shareholders of record as of May 7, 2021.

The CIT board of directors also declared a semi-annual cash dividend on the Series A preferred stock of $29.00 per share payable on June 15, 2021 to Series A preferred shareholders of record as of May 28, 2021.

In addition, the CIT board of directors declared a quarterly cash dividend on the Series B preferred stock of $0.3515625 per share payable June 15, 2021 to Series B preferred shareholders of record as of May 28, 2021.

About CIT

CIT is a leading national bank focused on empowering businesses and personal savers with the financial agility to navigate their goals. CIT Group Inc. (NYSE: CIT) is a financial holding company with over a century of experience and operates a principal bank subsidiary, CIT Bank, N.A. (Member FDIC, Equal Housing Lender). The company’s commercial banking segment includes commercial financing, community association banking, middle market banking, equipment and vendor financing, factoring, railcar financing, treasury and payments services, and capital markets and asset management. CIT’s consumer banking segment includes a national direct bank and regional branch network. Discover more at cit.com/about.

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MEDIA RELATIONS:

Gina Proia

212-771-6008

Gina.Proia@cit.com

INVESTOR RELATIONS:

Barbara Callahan

973-740-5058

Barbara.Callahan@cit.com